UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: January 24, 2007
(Date of earliest event reported)

VoIP, Inc.
(Exact name of Company as specified in its charter)

Texas	000-28985	75-2785941
(State or Other Jurisdiction)	(Commission File Number)	(I.R.S. Employer Identification)
of Incorporation)

 151 So. Wymore Rd., Suite 3000, Altamonte Springs, Florida 32714

  (Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (407) 389-3232

N/A

 (Former name or former address, if changed since last report)

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 40.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities.

See the disclosure set forth in Item 5.02, which is incorporated by reference into this Item 3.02.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)
As previously disclosed, on September 14, 2006, VoIP, Inc. (“the Company”) entered into employment agreements with Anthony J. Cataldo, the Company's Chairman and Chief Executive Officer, and Shawn Lewis, the Company's Chief Operating and Technology Officer. These agreements provided for, among other things, the award of 10,000,000 stock options each to Messrs. Cataldo and Lewis upon sufficient underlying shares of common stock being authorized and available. The options were to be exercisable to purchase 10,000,000 shares of the Company's common stock each for Messrs. Cataldo and Lewis at an exercise price of $0.01 per share for a period of five (5) years. The options were to contain a cashless exercise provision and cost free piggyback registration rights with respect to the common stock underlying the options. Messrs. Cataldo and Lewis were also to receive sufficient additional options under the same terms to assure that they have the right to exercise options to maintain a minimum of 5% and 8% beneficial ownership, respectively, of the Company's issued and outstanding common stock.

A number of the Company’s current financing agreements contain “favored nations” provisions that require convertible debt conversion prices and stock warrant exercise prices to be repriced (reduced) in the event that, among other things, options are granted at exercise prices less than the Company’s quoted common stock market price at grant date. However, these favored nations repricing provisions are not triggered upon issuing employee stock grants. Accordingly, in lieu of the stock options to be granted to Messrs. Cataldo and Lewis, the Board of Directors on January 24, 2007 resolved to issue stock grants, subject to sufficient increased shares of common stock being authorized and available for issuance, which will require shareholder approval. The stock grants are to have the same 5% and 8% anti-dilution provisions and piggyback registration rights.

SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VoIP, INC.
Date: February 2, 2007
	By:	/s/ Robert Staats
Robert Staats
Chief Accounting Officer